                                   EXHIBIT 3(i)


                                                THIS INSTRUMENT WAS PREPARED BY:
                                                John H. Cooper, Esq.
                                                Sirote & Permutt, P.C.
                                                2222 Arlington Avenue South
                                                Birmingham, AL 35205

STATE OF ALABAMA   )

JEFFERSON COUNTY   )

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF JUST FOR FEET, INC.

      KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned, as President and Secretary of JUST FOR FEET, INC., a corporation organized and existing under the laws of the State of Alabama, (the "Corporation") hereby certify that, in accordance with Code of Alabama 1975, Sections 10-2A-56, 10-2A-110, 10-2A-111, and 10-2A-113, the Certificate of Incorporation (the "Certificate") was amended and restated by the unanimous written consent of the Board of Directors and the unanimous written consent of the holders of shares of Common Stock and the holders of shares of Series A Preferred Stock, on the 18th day of January, 1994, on which date there were Two Million Two Hundred Eighty-nine Thousand Three Hundred Eight (2,289,308) shares of Common Stock and Two Thousand Six Hundred Sixty-seven (2,667) shares of Series A Preferred Stock outstanding and entitled to vote thereon, and state as follows:

      That the present name of the Corporation is Just For Feet, Inc., formerly known as Casual Wear, Inc.

      That the date of filing of the original Certificate with the Judge of Probate was September 14, 1977, under the name of Casual Wear, Inc.;

      That the date of filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Judge of Probate was September 23, 1980, under the name of Casual Wear, Inc.;

      That the date of filing of the First Amendment to Certificate of Incorporation of the Corporation with the Judge of Probate was August 13, 1993, under the name of Casual Wear, Inc.;

      That the date of filing of the Articles of Correction of the Corporation with the Judge of Probate was August 20, 1993, under the name of Just For Feet, Inc.;

      That the text of the Certificate of Incorporation, as amended by the Certificate of Amendment to Certificate of Incorporation, the First Amendment to Certificate of Incorporation, and the Articles of Correction, is hereby further amended by deleting Articles I through XVII by incorporating the provisions thereof into new Articles 1 through 12, and restating the Certificate in full to read as herein set forth:

                                   ARTICLE 1

                                     Name
                                     ----

      The name of the Corporation shall be Just For Feet, Inc.

                                   ARTICLE 2

                                   Duration
                                   --------

      The duration of the Corporation shall be perpetual.

                                   ARTICLE 3

                                   Purposes
                                   --------

      The objects for which the Corporation is formed are:

      3.1 To engage in the general business of selling at wholesale and retail all kinds of clothing and accessories; to buy, sell, trade, manufacture, deal in and deal with all kinds of clothing, dry goods, shoes and goods, wares and merchandise of every kind and nature, and to carry on such business as wholesalers, retailers, importers and exporters; to acquire all such merchandise, supplies, materials and other articles as shall be necessary or incidental to such business.

      3.2 To manufacture, purchase, acquire, hold, maintain, improve, construct, pledge, hypothecate, exchange, sell, invest and deal in and otherwise dispose of, alone or in syndicate or otherwise in conjunction with others, commodities, merchandise and other personal property of every kind, character, and description whatsoever and wheresoever situated, and any interest therein.

      3.3 To purchase, acquire, lease, own, hold, sell, convey or mortgage and otherwise deal in real estate, property, tenements, and hereditaments, as well as any interest therein, and directly or through the ownership of stock in any corporation, to maintain and improve the same by erecting, constructing, rebuilding, repairing, equipping, any and all kinds of buildings and other structures and erections, and to install therein such furniture and appliances which at any time may be necessary to the conduct thereof.

      3.4 To acquire bonds or stocks of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock or other securities of the corporation or otherwise; to hold, or in any manner dispose of the whole or any part of the property so acquired; to conduct in any lawful manner the whole or any part of the business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of any such business.

      3.5 To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States of America or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of the Corporation.

     3.6 To acquire by purchase, subscription, contract, underwriting or otherwise, to hold for investment or otherwise, to pledge, hypothecate, exchange, sell, deal in and with and dispose of or to turn to account or to realize upon, alone or in syndicate or otherwise in conjunction with others, stocks, securities and investments of every kind and description, including, but not by way of limitation, shares, stocks, scrip, notes, bonds, debentures, rights, participating certificates, certificates of interest, mortgages, acceptances, commercial paper and choses in action, evidence of indebtedness and other obligations of every kind and description (all of which is hereinafter sometimes called "securities") of any private, public or quasi-public corporation, association, partnership, common law trust, syndicate, firm or individual or of any combinations, organizations or entities whatsoever, irrespective of their form or the names by which they may be described, and, while the owner or holder of any such securities, to exercise all the rights, powers and privileges of ownership in respect thereto; and, to the extent now or hereafter permitted by law, to aid by loan, guarantee or otherwise those issuing, creating or responsible for any such securities.

     3.7 To borrow and lend money and to give or take security therefor by way of mortgage, pledge, transfer or assignment of real or personal property, of every nature and description.

     3.8 To enter into, make and perform contracts of every kind for any lawful purpose without limit as to amount with any person, firm, association or corporation, town, city, county, state, territory, government or governmental subdivision.

     3.9 To draw, make, accept, endorse, discount, execute and to issue promissory notes, drafts, bills of exchange, warrants, debentures and other negotiable or transferable instruments.

     3.10 To issue bonds, debentures or obligations of the Corporation from time to time, for any of the objects or purposes of the Corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise.

     3.11 To have one or more offices to carry on all or any of its operations and business and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign and transfer, convey or otherwise dispose of, invest, trade, deal in and deal with goods, wares and merchandise, and real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony and country.

     3.12 To purchase or otherwise acquire its own shares of stock (so far as may be permitted by law) and its bonds, debentures, notes, scrip or other securities, or evidence of indebtedness, and to hold, sell, transfer, or reissue the same.

     3.13 To enter into any plan or project for the assistance and welfare of its employees.

     3.14 To enter into any legal arrangements for sharing of profits, union of interests, reciprocal concessions or cooperation with any person, partnership, corporation, association, combination, organization, entity or body whatsoever domestic or foreign, carrying on or proposing to carry on any business which the Corporation is authorized to carry on, or any business or transaction deemed necessary, convenient or incidental to carrying out any of the objects of the Corporation .

      3.15 To assume, guarantee or become surety for the payment and performance of any and all debts and obligations of another or others, and to guarantee the payment of dividends upon any security or securities.

      3.16 To do all and everything necessary and proper for the accomplishment of the objects herein enumerated or necessary or incidental to the protection and benefit of the Corporation, and in general, to carry on any lawful business necessary or incidental to the protection and benefit of the Corporation, and in general, to carry on any lawful business necessary or incidental to the attainment of the purposes of the Corporation, whether such business is similar in nature to the objects and powers hereinabove set forth or otherwise; but nothing herein contained is to be construed as authorizing the Corporation to carry on the business of banking or that of a trust company or that of the business of insurance in any of its branches.

      The foregoing clauses shall be construed as objects and purposes of the Corporation, in addition to those powers specifically conferred upon the Corporation by law, and it is hereby expressly provided that the foregoing specific enumeration of powers shall not be held to limit or restrict in any manner the powers of the Corporation otherwise granted by law.

                                   ARTICLE 4

                           Authorized Capital Shares
                           -------------------------

      4.1  Authorization. The aggregate number of shares which the Corporation
           -------------
shall have authority to issue shall be Twenty-five Million Two Thousand Six Hundred Sixty-seven (25,002,667), divided into Twenty Million (20,000,000) shares of Common Stock with a par value of $.0001 per share; Five Million (5,000,000) shares of such other preferred stock, with a par value of $.0001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3 hereof; and Two Thousand Six Hundred Sixty-seven (2,667) shares of Series A Preferred Stock of the par value of $.0001 per share, constituting a total authorized capital of Two Thousand Five Hundred Dollars and Twenty-seven Cents ($2,500.27).

      4.2  Common Stock. Except to the extent otherwise provided below, the
           ------------
holders of Common Stock shall have the specific powers, designations, preferences, and relative participating rights and privileges as provided in this Section 4.2.

           (a)  Voting Rights. Each share of Common Stock outstanding shall be
                -------------
entitled to one (1) vote per share with respect to each matter submitted to the shareholders for a vote.

           (b)  Dividends.  Subject to the rights of the holders of Series A
                ---------
Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

           (c)  Liquidation Rights.  In the event of a liquidation or
                ------------------
dissolution of the Corporation, or a winding up of its affairs, whether voluntary or involuntary, or a merger or consolidation of the Corporation and after payment or provision for payment of the debts or liabilities of the Corporation, the holders of Common Stock shall, subject to the rights of the holders of the Series

A Preferred Stock set forth in Section 4.4(c) hereof, be entitled to share ratably (i.e., an equal amount of assets for each share of Common Stock) in the remaining assets of the Corporation.

        4.3     Preferred Stock. The Board of Directors of the Corporation is
                ---------------
authorized, subject to limitations prescribed by law and the provisions of this
Section 4.3, to adopt one or more resolutions to provide for the issuance from time to time in one or more series of any number of shares of preferred stock, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of shares of the each such series. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, a determination of the following:

                (a) The number of shares constituting that series and the distinctive designation of that series;

                (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and whether they should be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

                (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                (d) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments for the conversion or exchange rate in such events as the Board of Directors shall determine;

                (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (f) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking funds;

                (g) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the Corporation;

                (h) The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in other relation to, the comparable rights of any other class or classes or series of stock; and

                (i) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

     4.4 Series A Preferred Stock. The rights, preferences, privileges, and
         ------------------------
restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Section 4.4.

          (a) Voting Rights.
              -------------

                (1) The holder of each share of Series A Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such Series A Preferred Stock could then be converted as provided in Section 4.4(d) hereof (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

                (2) (A) The Board of Directors of the Corporation shall be not more than six (6) members. So long as any shares of the Series A Preferred Stock remain outstanding, Weston Presidio Offshore Capital Management L.P. shall be entitled to elect one (1) member of the Board. If a vacancy on the Board is to be filled by the Board, such vacancy shall be filled by the vote of only those directors elected by the same class of shareholders as would be entitled to vote to fill such a vacancy, or if no such directors remain in office, by the class of shareholders as would be entitled to vote to fill such a vacancy.


                    (B) Notwithstanding the provisions of Section 4.4(a)(2)(A) above, upon the occurrence of an Event of Default (as defined in the Series A Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") between the Corporation and the Investors listed on Schedule A thereto (the "Investors"), dated August 16, 1993), the holders of the Series A Preferred Stock shall thereafter be entitled, by the affirmative vote of the holders of at least sixty percent (60%) of such shares of Series A Preferred Stock, voting together as a class, to elect a majority of the Board of Directors as provided in Section 5 of the Stockholders Agreement between the Corporation, the Founders (as defined therein) and the Investors, dated August 16, 1993, and Section 8.3 of the Stock Purchase Agreement.

        (b) Dividend Provisions. The holders of shares of Series A Preferred
            -------------------
Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend or distribution (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, in an amount equal to that declared on each share of Common Stock multiplied by the number of shares of Common Stock into which each such share of Series A Preferred Stock could then be converted. No dividends or distributions (other than those payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends on the Series A Preferred Stock shall have been paid or declared and set apart during that fiscal year. Dividends and distributions shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of shares of Series A Preferred Stock as shown on the books of the Corporation, or to such other address as such holder specifies for such a purpose by written notice to the Corporation.

The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends and distributions, unless such check is not paid upon timely presentation. Notwithstanding the foregoing, no dividends or distributions shall be made on any capital stock of the Corporation until the adjustments (if any), as contemplated by Section 4.4(d)(4) hereof, are finalized and effected.

     (c) Liquidation Preference.
         ----------------------

         (1) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (A) One Thousand One Hundred Sixty-two Dollars and Fifty Cents ($1,162.50) for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (B) an amount equal to a fifteen percent (15%) rate of return compounded annually, from the date of issuance of such stock through the date on which such payment is made, on the Original Series A Issue Price, as adjusted to reflect any share split, reclassification or similar event involving the Series A Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

         (2) Whenever the distribution provided for in this Section 4.4(c) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by not less than two-thirds (2/3) of the Board of Directors.

         (3) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.4(c).

     (d) Conversion. The holders of the Series A Preferred Stock shall have
         ----------
conversion rights as follows (the "Conversion Rights"):

         (1) Right to Convert.
             ----------------

              (A) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series A Preferred Stock shall be Seven Dollars and Seventy-five Cents ($7.75); provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4.4(d)(3). Notwithstanding the foregoing, under no circumstances shall a holder have the right to convert shares of Series A Preferred Stock into shares of Common Stock until the adjustments (if any) contemplated by Section 4.4(d)(4) hereof are finalized and effected. As a result of the foregoing, the initial conversion ratio for the Series A Preferred Stock shall be One Hundred Fifty (150) shares of Common Stock for each outstanding share of Series A Preferred Stock.

              (B) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the (i) consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1, or any successor form, under the Securities Act of 1933, as amended, where (I) the gross proceeds of the offering to the Corporation are not less than Fifteen Million Dollars ($15,000,000), and (II) the product of the price per share to the public of the Common Stock times the number of shares of Common Stock outstanding immediately prior to the consummation of the underwritten offering (including any shares of Common Stock then issued or issuable upon conversion of the Series A Preferred Stock and upon the exercise of options to purchase up to One Hundred Ninety-nine Thousand Seventy (199,070) shares of Common Stock (as adjusted for stock spits and similar events) which are outstanding as of August 16, 1993) shall be not less than Fifty Million Dollars ($50,000,000) or (ii) the date upon which the Corporation obtains the consent of the holders of two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock to convert their shares of Series A Preferred Stock. Notwithstanding the foregoing, under no circumstances shall any shares of Series A Preferred Stock be so automatically converted into shares of Common Stock until the adjustments (if any) contemplated by Section 4.4(d)(4) hereof are finalized and effected.

         (2) Mechanics of Conversion. Before any holder of Series A Preferred
             -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

         (3) Conversion Price Adjustments of Preferred Stock. The Conversion
             -----------------------------------------------
Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (A) (i) If the Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the

Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause
(i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (I) below by the total computed under clause (II) below as follows:


                         (I) an amount equal to the sum of

                             (1) the aggregate purchase price of the shares
of the Series A Preferred Stock sold pursuant to the Series A Preferred Stock Purchase Agreement dated as of August 16, 1993 by and among the Corporation and the investors listed on Schedule A thereto (the "Stock Purchase Agreement"), plus

                             (2) the aggregate consideration, if any,
received by the corporation for all Additional Stock issued on or after the date of the Stock Purchase Agreement (the "Purchase Date") other than shares of Common Stock issued or issuable with respect to the Series A Preferred Stock issued pursuant to the Stock Purchase Agreement;

                         (II) an amount equal to the sum of

                             (1) the aggregate purchase price of the shares
of Series A Preferred Stock sold pursuant to the Stock Purchase Agreement divided by the initial Conversion Price for such shares in effect at the Purchase Date (or such higher or lower Conversion Price for such series as results from the application of subsections 4.4(d)(3)(C) and (D) and assuming that this Certificate was in effect as of the Purchase Date) plus

                             (2) the number of shares of Additional Stock
issued since the Purchase Date (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections 4.4(d)(3)(C) and (D)).

                    (ii) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent ($.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4.4(d)(3)(A)(v)(III) and 4.4(d)(3)(A)(v)(IV), no adjustment of such Conversion Price pursuant to this subsection 4.4(d)(3)(A) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (iii) In the case of the issuance of shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (iv) In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (v) Except for options issued pursuant to subsections 4.4(d)(3)(B)(iii), in the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4.4(d)(3)(A) and subsection 4.4 (d)(3)(B):

                         (I)   The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for shares of Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4.4(d)(3)(A)(iii) and 4.4(d)(3)(A)(iv), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the shares of Common Stock covered thereby.

                         (II)   The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4.4(d)(3)(A)(iii) and 4.4(d)(3)(A)(iv)).

                         (III) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of shares of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         (IV)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                          (V) The number of shares of Common Stock deemed issued
and the consideration deemed paid therefor pursuant to subsections 4.4(d)(3)(A)(v)(I) and 4.4(d)(3)(A)(v)(II) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4.4(d)(3)(A)(v)(III) or 4.4(d)(3)(A)(v)(IV).

              (B) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4.4(d)(3)(A)(v) by the Corporation after the Purchase Date other than:

                    (i)   upon conversion of shares of Series A Preferred Stock,

                    (ii) pursuant to a transaction described in subsection 4.4(d)(3)(C) or 4.4(d)(3)(D) hereof,

                    (iii) subject to subsection 4.4(d)(12), to employees, consultants, officers or directors of the Corporation pursuant to a stock option plan, restricted stock plan or other stock or employee incentive plan or agreement approved by the Board of Directors of the Corporation; provided that the total number of shares of Common Stock so issuable or issued (and not repurchased at cost by the Corporation in connection with termination of employment) does not exceed a cumulative total of Three Hundred One Thousand Thirty-four (301,034) shares (as adjusted for stock splits and similar events) since the inception of this corporation,

                    (iv) as a dividend or distribution on Series A Preferred Stock,
                    (v) for which adjustment of the Conversion Price is made pursuant to subsection 4.4(d)(3)(C) or 4.4(d)(3)(D), or

                    (vi) (I) in a public offering before or in connection with which all outstanding shares of Series A Preferred Stock will be automatically converted into shares of Common Stock, (II) upon exercise of warrants or rights granted to underwriters in connection with such public offering, or (III) up to Nineteen Thousand Nine Hundred Fifty (19,950) shares of Common Stock (as adjusted for stock splits and similar events) subject to warrants issued to Robinson-Humphrey in connection with the Closing of the Series A Preferred Stock financing.

              (C) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4.4(d)(3).

                  (D) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

             (4)  Special Conversion Price Adjustment. The Conversion Price of
                  -----------------------------------
the Series A Preferred Stock shall be subject to further adjustment subject to the provisions of this subsection 4.4(d)(4):

                  (A) The Corporation shall close its books as of July 31, 1994 for the twelve (12) months then ended. The Corporation shall, at its expense, cause an audit to be conducted on its income statement for the twelve (12) month period ending July 31, 1994, which audit shall be completed and delivered within ninety (90) days of the close of the period and shall be promptly furnished to each holder of Series A Preferred Stock. Such audit shall be conducted in accordance with generally accepted accounting principles by the Corporation's existing independent accounting firm. The accounting practices, policies and procedures utilized in connection with such audit shall be the same as those utilized in connection with the audited financial statements of the Corporation for the year ended January 31, 1994 (which were approved by the holders of Series A Preferred Stock). If any Series A Preferred Stockholder objects to the audit results for the twelve (12) month period ended July 31, 1994, such Series A Preferred Stockholder may cause a separate audit to be performed at its expense. If the Corporation and the holders of at least sixty percent (60%) of the then outstanding Series A Preferred Stock cannot agree on the results of either the Corporation's audit or the audit conducted by the Series A Preferred Stockholders, the Corporation and the Series A Preferred Stockholders agree to submit the two audits to binding arbitration for final resolution. The Corporation and the Series A Preferred Stockholders agree that any such arbitration entered into pursuant to this subsection (A) shall be subject to the rules and regulations promulgated by the American Arbitration Association.

                  (B) If, pursuant to the audit conducted in accordance with subsection (A) of this Section 4.4(d)(4), the pre-tax income of the Corporation is Three Million Two Hundred Thirteen Thousand Dollars ($3,213,000) to Three Million Nine Hundred Twenty-seven Thousand Dollars ($3,927,000), no adjustment shall be made as provided in this Section 4.4(d)(4);6 provided, however, that for purposes of this Section 4.4(d)(4) the pre-tax income of the Corporation shall not include the effect of any material acquisitions or sales of assets not in the ordinary course of business and exclusive of any bonuses paid during the period ended July 31, 1994, to either or both of Messrs. Wood and Wabler in connection with the exercise of options by them and pursuant to their Employment Agreements with the Corporation dated as of May 9, 1993, (under no circumstance, however, shall such bonuses exceed Two Hundred Forty Thousand Dollars ($240,000) in the aggregate).

                  (C) If the pre-tax income, exclusive of the effect of any material acquisitions or sales of assets not in the ordinary course of business, of the Corporation exceeds Three Million Nine Hundred Twenty-seven Thousand Dollars ($3,927,000) then the Conversion Price of the Series A Preferred Stock shall be as follows:

                        (i) Seven Dollars and Seventy-five Cents ($7.75) per share plus an amount equal to the product obtained by multiplying Seven Dollars and Seventy-five Cents ($7.75) by a fraction, the numerator of which is the excess pre-tax income above Three Million Five Hundred Seventy Thousand Dollars ($3,570,000), and the denominator of which is Three Million Five Hundred Seventy Thousand Dollars ($3,570,000).

                        (ii) The Seven Dollars and Seventy-five Cents ($7.75) amount specified in subsection (i) above shall be subject to adjustment pursuant to the other provisions of this Section 4.4.

                (D) If the pre-tax income of the corporation, exclusive of the effect of any material acquisitions or sales of assets not in the ordinary course of business, falls below Three Million Two Hundred Thirteen Thousand Dollars ($3,213,000), then the Conversion Price of the Series A Preferred Stock shall be as follows:

                        (i) Seven Dollars and Seventy-five Cents ($7.75) per share minus an amount equal to the product obtained by multiplying Seven dollars and Seventy-five Cents ($7.75) by a fraction, the numerator of which is the deficit in pre-tax income below Three Million Five Hundred Seventy Thousand Dollars ($3,570,000) and the denominator of which is Three Million Five Hundred Seventy Thousand Dollars ($3,570,000).

                        (ii) The Seven Dollars and Seventy-five Cents ($7.75) amount specified in subsection (i) above shall be subject to adjustment pursuant to the other provisions of this Section 4.4.

                (E) Notwithstanding the foregoing, the Conversion Price shall never be adjusted as described herein on the basis of pre-tax income in excess of Five Million Three Hundred Fifty-five Thousand Dollars ($5,355,000) or less than One Million Seven Hundred Eighty-five Thousand Dollars ($1,785,000), exclusive of the effect of any material acquisitions or sales of assets not in the ordinary course of business, of the Corporation.

        (5) Other Distributions. In the event the Corporation shall declare a
            -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4.4(d)(3)(B), then, in each such case for the purpose of this subsection 4.4(d)(5) the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

        (6) Recapitalizations. If at any time or from time to time there shall
            -----------------
be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this
Section 4.4) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (7)  No Impairment. The Corporation will not, by amendment of this
               -------------
Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

          (8)  No Fractional Shares and Certificate as to Adjustments.
               ------------------------------------------------------
               (A) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (B) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4.4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

          (9)  Notices of Record Date. In the event of any taking by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (10) Reservation of Stock Issuable Upon Conversion. The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                (11)  Notices.  Any notice required by the provisions of this
                      -------
Section 4.4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

                (12)  Overriding Antidilution Protections.  Notwithstanding any
                      -----------------------------------
provisions herein to the contrary, in no event and under no circumstances shall
(A) any shares issued to consultants, officers, employees or directors pursuant to or under a stock option plan, a restricted stock plan or any other stock or employee incentive plan or agreement, or (B) any adjustment made to the Series A Conversion Price pursuant to Section 4.4(d)(4) hereof, cause the holders of Series A Preferred Stock to own less than thirteen percent (13%) of the Corporation's then outstanding capital stock (treating, for this purpose all shares of Series A Preferred Stock on an as converted basis and all options and warrants or other rights to acquire capital stock on an as exercised basis and after adjusting for the effect of any redemption of Series A Preferred Stock by treating that redeemed stock as being still outstanding). The Corporation shall take all actions necessary to effect the provisions of this Section 4.4(d)(12) on an immediate basis.

         (e)    Redemption.
                ----------

                (1) If the Corporation shall have received, after June 30, 1997, and prior to June 30, 2002, written requests (a "Redemption Election") by the holders of all of the then outstanding Series A Preferred Stock, for the Corporation to redeem all of the Series A Preferred Stock, the Corporation shall immediately after receipt of such Redemption Election, redeem the percentage of Series A Preferred Stock specified in such Redemption Election by paying in cash therefor a per share sum equal to the Original Series A Issue Price for each share of Series A Preferred Stock to be redeemed (as adjusted to reflect a stock split, combination, reclassification or similar event involving the Series A Preferred Stock), plus all declared but unpaid dividends thereon through the date on which such share of Series A Preferred Stock is actually redeemed, plus either (A) Warrants to purchase shares of Common Stock (the "Warrants") in an amount and pursuant to the terms set forth in Section 1.3 of the Stock Purchase Agreement or (B) the Premium (such cash Premium amount payable under this Section 4.4(c) and the cash amount or the Original Series A Issue Price plus declared and unpaid dividends shall hereinafter collectively be referred to as the "Redemption Price"). Each of the holders of the Series A Preferred Stock shall notify the Corporation at the time of election as to whether they elect to receive either (A) or (B) above. If a holder elects to receive Warrants pursuant to subsection (A), such Warrants shall be issued to such holder on an immediate basis. The Redemption Price shall be payable in sixteen (16) equal consecutive quarterly payments beginning on the thirtieth (30th) day after the date the Corporation receives the Redemption Election (the "Initial Redemption Date") and each subsequent redemption installment shall occur on each quarterly anniversary of the Initial Redemption Date unless such anniversary falls on a day which is not a business day in which case the applicable redemption installment shall be due and payable on the next business day (each such date, and the Initial Redemption Date, are sometimes referred to herein as a "Redemption Date"). On each Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed on such Redemption Date (together with a proper assignment of such certificate(s) to the Corporation in exchange for payment of the applicable Redemption Price for such shares of Series A Preferred Stock. In the event that either the number of shares of Series A Preferred Stock required to be redeemed by the Corporation on such Redemption Date is less than the number of shares of Series A Preferred Stock represented by such certificate(s), or the Corporation fails to pay the Redemption Price for all of the shares of Series A Preferred Stock required to be redeemed on such Redemption Date, the Corporation shall reissue and deliver to such holder on such Redemption Date a certificate representing the number of shares of Series A Preferred Stock which are not required to be redeemed or for which the Redemption Price has not been paid in full. Until the Redemption Date, all unredeemed shares shall be deemed to be outstanding, and the Premium (if applicable) shall continue to accrue until such shares are redeemed. When notice is required to be given pursuant to this subsection 4.4(e)(1), such notice shall be written notice, mailed first class, postage prepaid, to the Corporation at the address where the principal executive offices of the Corporation is located. Notice shall be deemed received when received by the Corporation.

          (2) Notwithstanding subsection 4.4(e)(1), if at any time after an Event of Default (as defined in the Stock Purchase Agreement) has occurred and is continuing the holders of the then outstanding shares of Series A Preferred Stock may elect to have the Corporation redeem all of their shares of Series A Preferred Stock by delivering a written notice of such election to the Corporation (a "Default Redemption Election"), then the Corporation shall redeem all of the shares of Series A Preferred Stock, for the cash Redemption Price, in a single installment on the thirtieth (30th) business day after the date on which the Corporation receives the Default Redemption Election (the "Default Redemption Date"). On the Default Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing its shares of Series A Preferred Stock (together with a proper assignment of such certificate(s) to the Corporation in exchange for payment of the Redemption Price for such shares of Series A Preferred Stock. In the event that the Corporation is unable to pay (or legally prevented from paying) the Redemption Price for all of the shares of Series A Preferred Stock represented by such certificate(s), the Corporation shall reissue and deliver to such holder a certificate representing the number of shares of Series A Preferred Stock for which the Redemption Price has not been paid in full. When notice is required to be given pursuant to this subsection 4.4(e)(2), such notice shall be written notice, mailed first class, postage prepaid, to the Corporation at the address where the principal executive offices of the Corporation is located. Notice shall be deemed received when received by the Corporation and such notice must be provided by all of the investors for the election pursuant to this subsection
               ---
4.4(e)(2) to be effective.

          (3) No more than thirty (30) days, prior to a Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this Corporation is located, notifying such holder of the redemption to be effected, specifying the Redemption Date, the cash Redemption Price, the place at which payments may be obtained and the date on which such holder's Conversion Rights as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Each holder of Series A Preferred Stock shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the first installment of the cash Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

                (4) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Series A Preferred Stock that have been delivered for redemption (except the right to receive the cash Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to pay in full the cash portion of the Redemption Price for the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of the shares of Series A Preferred Stock to be redeemed based on the aggregate Redemption Prices of such series required to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed. The aggregate cash portion of the Redemption Price for the shares of Series A Preferred Stock that are not redeemed by the Corporation as required on a Redemption Date shall bear interest from August 16, 1993 at fifteen percent (15%) per annum, in each cash based upon a year of Three Hundred Sixty (360) days and the actual number of days elapsed.

                (5) Three (3) days prior to the Redemption Date, the Corporation shall deposit the cash Redemption Price of all outstanding shares of Series A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of Fifty Million Dollars ($50,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption, the Redemption Price of the Series A Preferred Stock to the holders thereof upon surrender of their certificates.

                (f) Protective Provisions. So long as shares of Series A
                    ---------------------
Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock:

                (1) authorize or issue, or obligate itself to authorize or issue, additional shares of Common Stock, Preferred Stock or any other capital stock except (A) the issuance of shares of Common Stock pursuant to stock option plans or restricted stock plans or written option agreements approved by the Board of Directors, (B) the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock, (C) issuances of shares of Common Stock upon the conversion of any convertible securities outstanding on or prior to the Purchase Date; (D) the issuance of Common Stock upon the exercise of any Warrant issued under subsection 4(a) or Section 1.3 of the Stock Purchase Agreement; and (E) the consummation of the Corporation's sale of shares of Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1, or any successor form, under the Securities Act of 1933, as amended, where (i) the gross proceeds of the offering to the Corporation are not less than Fifteen Million Dollars ($15,000,000), and (ii) the product of the price per share to the public of the Common Stock times the number of shares of Common Stock outstanding immediately prior to the consummation of the underwritten offering (including any shares of Common Stock then issued or issuable upon conversion of the Series A Preferred Stock and including a maximum of One Hundred Ninety-nine Thousand Seventy (199,070) shares of Common Stock issuable upon exercise of stock options issued to employees as of August 16, 1993, shall not be less than Fifty Million Dollars ($50,000,000).

            (2) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; or

            (3) increase the authorized number of shares of Series A Preferred Stock; or

            (4) create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation, or to sell or authorize any additional shares of Series A Preferred Stock; or

            (5) do any act or thing which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

            (6) amend this Certificate or the By-Laws of the Corporation if such amendment shall adversely affect the rights, preferences or privileges of the Series A Preferred Stock.

            (7) make any distributions or issue any dividends on any shares of the Corporation's capital stock.

        (g) Status of Converted or Redeemed Stock. In the event any shares of
            -------------------------------------
Series A Preferred Stock shall be converted pursuant to Section 4.4(d) hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate shall be approximately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                                   ARTICLE 5

                          Registered Office and Agent
                          ---------------------------

      The location and mailing address of the registered office of the Corporation shall be:

         3000 Riverchase Galleria
         Suite 900
         Birmingham, Alabama 35244

      The name of the Corporation's registered agent at said address shall be Harold Ruttenberg.

                                   ARTICLE 6

                              Board of Directors
                              ------------------

     6.1 Initial Board of Directors. The Board of Directors shall consist of
         -------------------------
six (6) Directors. The names and mailing addresses of the persons who are to serve as Directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are as follows:

            NAME                                 MAILING ADDRESS
            ----                                 ---------------

     Harold Ruttenberg                    3000 Riverchase Galleria
                                          Suite 900
                                          Birmingham, Alabama 35244

     Joseph W. Wood                       3000 Riverchase Galleria
                                          Suite 900
                                          Birmingham, Alabama 35244

     Robert C. Wabler                     3000 Riverchase Galleria
                                          Suite 900
                                          Birmingham, Alabama 35244

     Bart Starr, Sr.                      Starr-Sanders Properties
                                          One Chase Corporate Drive, Suite 450
                                          Birmingham, Alabama 35244

     Michael P. Lazarous                  Weston Presidio Offshore Capital
                                          Management L.P.
                                          Old Federal Reserve Bank Building
                                          400 Sansome Street
                                          San Francisco, California 94111

     Edward S. Croft, III                 Robinson-Humphrey Company, Inc.
                                          Atlanta Financial Center
                                          3333 Peachtree Road, N.E.
                                          Atlanta, Georgia 30326

     6.2 Removal of Directors. Notwithstanding any other provision of this
         --------------------
Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation, or the By-Laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, or by written consent.

                                   ARTICLE 7

                                 Incorporator
                                 ------------

        The name and mailing address of the incorporator is as follows:


            NAME                                  MAILING ADDRESS
            ----                                  ---------------

      Harold Ruttenberg                      3000 Riverchase Galleria
                                             Suite 900
                                             Birmingham, Alabama 35244


                                   ARTICLE 8

                               Internal Affairs
                               ----------------

          The following provisions for the regulation of the business and for the conduct of the affairs of the Corporation, the Directors and the shareholders are hereby adopted:

          8.1 The initial By-Laws of the Corporation shall be adopted by the shareholders. The power to alter, amend, repeal the By-Laws or adopt new By-Laws shall be vested in the Board of Directors and the shareholders, or either of them, which power may be exercised in the manner and to the extent provided in the By-Laws; provided, however, that the Board of Directors may not alter, amend or repeal any By-Law which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by the Board of Directors, or which is not permitted by applicable law to be altered, amended or repealed solely by action of the Board of Directors. The By-Laws may contain any provisions for the regulation of the business and for the conduct of the affairs of the Corporation, the Directors and shareholders not inconsistent with the Alabama Business Corporation Act or this Certificate of Incorporation.

          8.2 The business and affairs of the Corporation shall be managed by the Board of Directors. The number of Directors comprising the Board of Directors shall be the number of persons listed as Directors in Article 4 hereof. Thereafter, the number of Directors of the Corporation shall be fixed by, or in the manner provided in, the By-Laws or, in the absence of a By-Law providing for the number of Directors, the number of Directors shall be the same as the number set forth in Article 6 hereof. The number of Directors may be increased or decreased from time to time, in the manner provided in the By-Laws, provided that no decrease shall have the effect of shortening the term of any incumbent Director, except that any Director may be removed as set forth in
Section 6.2 hereof.

          8.3 In furtherance, and not in limitation, of the powers conferred by statute, the Board of Directors is expressly authorized:

                (a) To fix and determine and to vary the amount of working capital of the Corporation; to determine whether any, and if any, what part of any, accumulated profits shall be declared and paid as dividends; to determine the date or dates for the declaration and payment of dividends; to direct and determine the use and disposition of any surplus or net profits over and above the capital shares paid in;

         (b) To make, from time to time (so far as may be permitted by federal or state law and regulations), temporary secured or unsecured loans when, in the judgement of the Board of Directors, the money so loaned is not at the time required in the conduct of the business of the Corporation.

         (c) To distribute to the shareholders of any class of shares as a stock dividend shares of any other class which the Corporation is authorized to issue, subject to the restrictions and limitations as set forth in the Alabama Business Corporation Act as presently in effect, or as hereafter amended, or as set forth in this Certificate or the By-Laws of the Corporation.

         (d) To distribute to the shareholders of the Corporation, either out of its capital surplus or out of its earned surplus, a portion of the Corporation's assets, in cash or in property, subject to the restrictions and limitations as set forth in the Alabama Business Corporation Act as presently in effect, or as hereafter amended, or as set forth in this Certificate or the By-Laws of the Corporation.

    8.4 Except as provided in this Section 8.4, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders of the Corporation and may not be effected by any consent in writing by such shareholders, except for the removal of any director as provided in Section 6.2 hereof. Advance notice of items of business to be considered at any meeting of the shareholders shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Notwithstanding the foregoing, this Section 8.4 does not apply to the Corporation if it does not have a class of voting stock that is either (i) listed on a national securities exchange, (ii) authorized for quotation on an inter dealer quotation system of the registered national securities association, or (iii) held of record by more than 2,000 stockholders.

    8.5 At any time and from time to time when authorized by resolution of the Board of Directors and, except as otherwise provided in the within Certificate and by statute, without any action by its shareholders, the Corporation may

         (a) issue or sell for such consideration as may be fixed from time to time by the Board of Directors, any number of its capital shares, and whether out of the unissued shares thereof authorized by this Certificate, as from time to time amended, or out of shares of its capital shares acquired by it after the issuance thereof;

         (b) issue and sell its obligations, secured or unsecured, and in bearer, registered or such other form, and including such provisions as to redeemability, covertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and mortgage or pledge as security therefor, any property of the Corporation, real or personal, including after-acquired property; and

         (c) issue or grant, for such consideration as may from time to time be fixed by the Board of Directors, warrants or options, in bearer, registered or such other form as the Board of Directors may determine, for the purchase of its capital shares with or without par value of any class within such period of time, or without limit as to time, to such aggregate number of shares, and at such price per share as the Board of Directors may determine. Such warrants or options may be issued or granted separately or in connection with the issue of any bonds, debentures, notes or other evidences of indebtedness or capital shares of any class of the Corporation and for such consideration and on such terms and conditions as the Board of Directors in its sole discretion may determine.

            8.6 The Corporation shall have a lien upon all shares subscribed for or issued for the full subscription price thereof or any debt or liability incurred to it by the subscriber or shareholder, which lien may be exercised by cancellation, forfeiture, or public or private sale, upon reasonable notice, of such subscription, which remedies are cumulative to an action to enforce payment or other remedies provided by law. At the election of the Corporation, a subscriber shall not be considered as a shareholder until said subscription shall have been paid in full.

            8.7 The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, and transfer or otherwise dispose of its own shares, but purchases of its own shares, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned surplus available therefor, or to the extent of unreserved and unrestricted capital surplus available therefor.

            8.8 The Corporation may, from time to time, lawfully enter into any agreement to which all, or less than all, the holders of record of the issued and outstanding shares of its capital stock shall be parties restricting the transfer of any or all shares of its capital stock represented by certificates therefor.

           8.9 All persons who shall acquire stock in this Corporation shall acquire it subject to the provisions of this Certificate as the same from time to time may hereafter be amended. So far as not otherwise expressly provided by the laws of the State of Alabama, the Corporation shall be entitled to treat the person or entity in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in said share on the part of any other person, whether or not the Corporation shall have notice thereof.

                                   ARTICLE 9

                                  Amendments
                                  ----------

            9.1 Subject to the provisions of Section 4.4(f) hereof, the Corporation reserves the right from time to time to amend, alter or repeal each and every provision contained in this Certificate or to add one or more additional provisions, in the manner now or hereafter prescribed or permitted by the Alabama Business Corporation Act, and all rights conferred upon shareholders at any time are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, this Amended and Restated Certificate of Incorporation, or the By-Laws of the Corporation), the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of Article 9, 11, or 12 of this Amended and Restated Certificate of Incorporation.

        9.2 Any and every statute of the State of Alabama hereafter enacted whereby the rights, powers and privileges of the shareholders of corporations organized under the general laws of the State of Alabama are increased, diminished or in any way affected, or whereby effect is given to the action taken by any part less than all of the shareholders of any such corporation, shall apply to the Corporation and shall be binding upon not only the Corporation but upon every shareholder thereof, to the same extent as if such statute had been in force at the date of the making and filing of this Certificate.

                                  ARTICLE 10

                          Denial of Preemptive Rights
                          ---------------------------

        No holder of shares of any class of the Corporation shall, as such holder, have any preemptive rights in, or preemptive rights to purchase or subscribe to, any shares of the Corporation, or any bonds, debentures or other securities or obligations convertible into or exchangeable with any shares of the Corporation, other than such rights of conversion or exchange and such rights under options or warrants or purchase or subscription arrangements, as shall be expressly granted by the Board of Directors or shareholders at such prices and upon such other terms and conditions as the Board of Directors, in its discretion, or the shareholders may fix or designate.

                                  ARTICLE 11

                                Indemnification
                                ---------------

        11.1 Every person (and the heirs, executors and administrators of such person) who is or was an officer or director of the Corporation, or served as an officer, director, employee or agent of any other corporation at the request of the Corporation, and of which the Corporation directly or indirectly is a shareholder or creditor, or in which, or in the stocks, bonds, securities or other obligations of which it is in any way interested, shall in accordance with the second paragraph of this Article be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the Corporation or such other company or otherwise), civil or criminal, or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been an officer or director of the Corporation or director, officer, employee, or agent of such other corporation, or by reason of any action taken or not taken by him in such capacity, whether he continues to be such officer or director at the time such liability or expense shall have been incurred, provided he acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. As used herein the terms "liability" and "expense" shall include, but shall not be limited to counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid and settlements by or for such person. The termination of any claim, action, suit or proceeding, civil or criminal by judgment, settlement (whether with or without court approval) or conviction shall not create a presumption that such person does not meet the standards of conduct set forth herein.

        11.2 Any indemnification hereunder shall be made if the Board of Directors (with no director who is a party to or interested in such claim, action, suit or proceeding, participating) shall find that such person has met the standards of conduct set forth in the preceding paragraph. If two-thirds (2/3)
or more of the Board of Directors are parties to or interested in such claim, action, suit or proceeding, the regular counsel for the Corporation shall determine whether such person has met such standards.

     11.3 Expenses incurred with respect to any such claim, action, suit or proceeding may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he is entitled to indemnification hereunder.

     11.4 The rights of indemnification provided in this Article 11 shall be in addition to any rights to which any such person may otherwise be entitled under any by-law, agreement, vote of shareholders, or otherwise.

                                  ARTICLE 12

                             Business Combinations
                             ---------------------

     12.1 Supermajority Vote for Business Combinations. Except as provided in
          --------------------------------------------
Section 12.2 hereof, the Corporation shall not become a party to any Business Combination without the prior affirmative vote at a meeting of the Corporation's shareholders of at least 80% of the outstanding shares of all classes of Voting Stock of the Corporation considered for purposes of this Article 12 as a single class. Such favorable vote shall be in addition to any shareholder vote which would be otherwise required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation or otherwise.

     12.2 Director Approval Exception. The provisions of Section 12.1 shall not
          ---------------------------
apply to a Business Combination if:

          (a) The Directors of the Corporation, by an affirmative vote of not less than two-thirds (2/3) of the Directors, (1) have expressly approved a letter of intent or a memorandum of understanding with respect to the Business Combination and the Business Combination is effected on substantially the same terms and conditions as are provided by the letter of intent or the memorandum of understanding, or (2) have otherwise approved the Business Combination, or

          (b) The Business Combination is solely between the Corporation and another corporation, eighty percent (80%) of the Voting Stock of which is owned directly or indirectly by the Corporation.

     12.3 Definitions. For purposes of this Article 12:
          -----------

          (a) A "Business Combination" means:

              (1) The sale, exchange, lease, transfer, or other disposition by the Corporation (in a single transaction or in a Series of Related Transactions) of all or substantially all, or any Substantial Part, of its assets or business; or

              (2) Any merger or consolidation of the Corporation into or with another Person irrespective of which Person is the surviving entity in such merger or consolidation;

          (b) A "Series of Related Transactions" shall be deemed to include not only a series of related transactions with the same Person, but also a series of separate transactions with a Person or any Affiliate or Associate of such Person.

          (c) A "Person" shall mean any individual, firm, corporation, or other entity and any partnership, syndicate, or other group.

          (d) An "Affiliate" of, or a person Affiliated with, a specific Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          (e) The term "Associate" used to indicate a relationship with any Person, means (1) any corporation or organization (other than this Corporation or a majority-owned Subsidiary of this Corporation) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (4) any investment company registered under the Investment Company Act of 1940, as amended, for which such Person or any Affiliates of such Person serves as investment advisor.

          (f) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally on the election of Directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

          (g) "Substantial Part" means properties and assets involved in any single transaction or a Series of Related Transactions having an aggregate fair market value of more than ten percent (10%) of the total consolidated assets of the Person in question as determined immediately prior to such transaction or Series of Related Transactions.

      12.4 Director Determinations. A majority of the Directors shall have the
           -----------------------
power to determine for the purposes of this Article 12, on the basis of information known to them: (a) the number of shares of Voting Stock of which any Person is the beneficial owner, (b) whether a Person is an Affiliate or Associate of another, (c) whether a Person has an agreement, arrangement, or understanding with another as to be deemed a "beneficial owner," (d) whether the assets subject to any Business Combination constitute a Substantial Part, (e) whether two or more transactions constitute a Series of Related Transactions, and (f) such other matters with respect to which a determination is required under this Article 12.

      12.5 Article 12 Nonexclusive. The provisions of this Article 12 are
           -----------------------
nonexclusive and are in addition to any other provisions of law or this restated certificate of incorporation or the By-Laws of the Corporation relating to Business Combinations or similar matters.

      The above Amended and Restated Certificate of Incorporation provides for an exchange or reclassification of issued shares and a change in the amount of stated capital. The manner in which this change is effected is as follows: The amendment provides for an increase in the authorized shares to Twenty-five Million Two Thousand Six Hundred Sixty Seven (25,002,667) shares, of which Twenty

Million (20,000,000) shares will be Common Stock with a par value of $.0001 per share; Five Million (5,000,000) shares will be Preferred Stock with a par value of $.0001 per share; and Two Thousand Six Hundred Sixty Seven (2,667) shares will be Preferred Stock with a par value of $.0001 per share. The shareholders holding all of the shares of Common Stock shall receive an aggregate of Two Million Eight Hundred Seventy Thousand Seven Hundred Ninety Two (2,870,792) (2,289,308 x 1.254) shares of Common Stock in exchange for the shares they currently own. The stated capital is currently Six Thousand Two Dollars and Sixty-seven Cents ($6,002.67). This Amendment will decrease the stated capital to Two Thousand Five Hundred Dollars and Twenty-seven Cents ($2,500.27).

          We further certify that the within Amended and Restated Certificate of Incorporation is being filed in the Office of the Judge of Probate of Jefferson County, Alabama, for the purpose of effecting such amendment in accordance with the requirements of Code of Alabama 1975, Section 10-2A-114.


          IN WITNESS WHEREOF, we have hereunto set our hands and seal this 18th day of January, 1994.

                                              /s/ Harold Ruttenberg       (SEAL)
                                              ----------------------------
                                              Harold Ruttenberg, President

                                              /s/ Pamela Beryl Ruttenberg (SEAL)
                                              ----------------------------
                                              Pamela Beryl Ruttenberg, Secretary

                                 VERIFICATION


        I, the undersigned, as President of Just For Feet, Inc. do hereby verify that the above and foregoing instrument represents the Amended and Restated Certificate of Incorporation of Just For Feet, Inc., an Alabama corporation, duly approved and adopted by a unanimous vote of the Directors and by majority vote of the Shareholders of the Corporation and that the statements contained therein are true and correct.

        DONE, this 18th day of January, 1994.


                                   /s/ Harold Ruttenberg
                                   --------------------------------
                                       Harold Ruttenberg, President

        Sworn to and subscribed before me on this 18th day of January, 199_.

                                   /s/ John H. Cooper
                                   --------------------------------
                                   Notary Public

                                   My Commission Expires: 3/17/95
                                                         -------------